Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is entered into effective as of September 21, 2023 between INNOVATE Corp. (the “Employer” or the “Company”) and Suzi Herbst (“Employee”) (the Employer and Employee will be collectively referred to hereinafter as the “Parties”).
WHEREAS, Employee and the Company are parties to that certain Employment Agreement dated as of March 1, 2015 (the “Employment Agreement”);
WHEREAS, Employee is a participant under the Company’s Executive Severance Guidelines as of October 21, 2021 (the “Guidelines”); and
WHEREAS, the Parties have agreed to the terms of separation as contained herein, which the parties intend to fully settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment, notwithstanding the terms of the Employment Agreement or Guidelines.
NOW THEREFORE, the Parties mutually understand and agree as follows:
1.    Notice; Transition Period. Employee's advance written notice thirty (30) days of Employee’s termination of employment in accordance with and pursuant to the Employment Agreement is hereby waived. As of October 20, 2023 (the “Termination Date”), Employee shall cease to serve as the Chief Operating Officer of the Company, and hereby resigns from any other officer position with the Company or any of its subsidiaries as of the Termination Date. Employee shall cease performing any and all services to the Company and its affiliates effective as of the Termination Date, unless otherwise requested by the Company prior to the Termination Date.
2.    Payments and Benefits.
(a)    Regardless of whether Employee timely executes or re-executes this Agreement and whether this Agreement becomes effective or becomes re-effective in accordance with its terms, Employee shall receive the amounts in accordance with Section 5(b) of the Employment Agreement.
(b)    If (x) Employee has complied with Company polices through the Termination Date and (y) Employee timely delivers a re-executed version of this Agreement to the Company, and the Re-execution Revocation Period (defined in Paragraph 14(b) below) expires without revocation of this Agreement by Employee, then in lieu of and in full satisfaction of Section 5(c) of the Employment Agreement and the Guidelines, the Company will provide Employee with:
(i)    a cash payment equal to twelve (12) months of Employee's current base salary (the “Severance Payment”), paid in twenty-four (24) bi-weekly payments as part of the Company's normal payroll process, commencing on the first payroll date following the Termination Date, subject to any and all deductions and withholdings authorized or required by applicable law;
(ii)    the COBRA premium cost of the continued healthcare insurance coverage under the Company’s group health insurance plan pursuant to the requirements of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974,
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as amended (commonly referred to as “COBRA”) paid by the Company on behalf of Employee for a period of twelve (12) months; provided, that Employee (and/or dependents) properly and timely elects continued insurance coverage pursuant to COBRA (the “COBRA Benefit”); provided, that after expiration of the COBRA Benefit, the monthly COBRA premiums are Employee’s responsibility (and/or Employee’s dependents if they elect coverage) and the Company is not obligated to make any further payments toward COBRA premiums after that date;
(iii)    full vesting on November 10, 2023, of outstanding unvested equity awards held by Employee as of the Termination Date (the “Equity Award Benefit”); provided, that Employee’s equity awards shall be net-settled at the time of vesting through the SESO Plan; provided, further, that the shares in respect of Employee’s equity awards shall be delivered as soon as reasonably practicable following vesting;
(iv)     a gross amount of cash for Employee’s 2023 annual bonus equal to $602,055 (the “2023 Bonus”). The 2023 Bonus will be paid in a lump sum at the same time bonuses for fiscal year 2023 are paid to the named executive officers of the Company, subject to deductions and withholdings authorized or required by applicable law; and
(v)    a gross amount of cash equal to $10,000 in respect of outplacement services suitable to Employee’s position for a period of twelve (12) months following the Termination Date (the “Outplacement Benefit”), paid in twenty-four (24) bi-weekly payments commencing on the first payroll date following the Termination Date, subject to deductions and withholdings authorized or required by applicable law..
3.    Consideration; Acknowledgement. Employee acknowledges and agrees that (i) the continued employment, the 2023 Bonus, the Severance Payment, the COBRA Benefit, and the Equity Award Benefit (collectively, the “Severance Package”) set forth in Paragraph 2 above exceed any amount to which Employee would otherwise be entitled upon termination of employment without providing a release of claims; (ii) the Severance Package is in lieu of and in full satisfaction of the Company’s obligations under the Employment Agreement and the Guidelines; and (iii) Employee has continuing obligations under the Employment Agreement (including, but not limited to Section 7 of the Employment Agreement, as modified by Section 4 below) which are not in any way superseded by the terms of this Agreement and for the avoidance of doubt, the number of months referenced in Section 7(a)(i) of the Employment Agreement is twelve (12) months. It is also understood and agreed that the Company will not seek to disqualify Employee from receiving unemployment compensation benefits for which he may otherwise be entitled and that for purposes of such unemployment benefits, Employee’s separation from employment shall be treated as a termination without cause. The Company does not control the ultimate determination for an award of unemployment benefits, and it will respond truthfully to requests for information from the appropriate state agency. The Company will not appeal any award of unemployment compensation to Employee.
4.    Modification of Covenants. The Parties agree that the term “Competing Activities” in Section 7(a)(1) of the Employment Agreement is hereby amended to mean “engaging, directly or indirectly, in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or
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managing any business) within the United States (including its territories and possessions), and or other territories in which the Company or its Affiliates engage in business, and which (a) directly competes with the Company or its Affiliates in the over-the-air broadcasting business, (b) directly competes with the Company or its Affiliates in designing or building steel structures, or (c) designing, marketing or distributing products directly competitive with the products currently being developed and/or sold by Pansend Life Sciences, LLC, or its subsidiaries.”
5.    Waiver and Release. For valuable consideration from the Employer, the sufficiency of which Employee hereby acknowledges, Employee, on behalf of Employee and Employee’s executors, administrators, successors and assigns (collectively, “Releasors”) waives, releases, and forever discharges the Employer and its current and former affiliates and subsidiaries, together with each of their respective owners, investors, board members, officers, attorneys, partners, representatives, agents, and employees, and together with each of their respective affiliates, estates, predecessors, successors and assigns (collectively, the “Employer Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes or re-executes this Agreement, which Employee has or may have against the Employer and/or the other Employer Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:
(a)    anti-discrimination, anti-harassment, and anti-retaliation laws, including, without limitation, the Age Discrimination in Employment Act of 1967 and the Older Worker Benefit Protection Act, which prohibit discrimination on the basis of age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the New York State Human Rights Law, as amended, and the New York City Human Rights Law, as amended, which prohibit discrimination based on age, disability, race, color, national origin, citizenship, religion, pregnancy, sex, sexual orientation, and marital status; and any other federal, state, or local laws prohibiting employment or wage discrimination, or retaliation;
(b)    other employment laws, including, without limitation, the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; the New York Labor Law, as amended; the New York Civil Rights Law, as amended and any other federal, state, or local laws relating to employment;
(c)    tort, contract, and quasi-contract claims, including, without limitation, claims for wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and
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fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and
(d)    all remedies of any type, including, without limitation, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Employer and/or the Employer Releasees by any government agency or other entity or person.
Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes or re-executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having executed or re-executed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.
6.    Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude any rights or claims that (a) may arise after the date on which Employee executes or re-executes this Agreement; (b) cannot be released under applicable law (such as worker’s compensation benefits and unemployment compensation claims); or (c) any rights Employee may have to bring any claim for indemnification or legal defense under any applicable directors and officers liability insurance policy, prior agreements or policies, by-laws or applicable common, state or federal law in accordance with the terms and conditions of the Indemnification Agreement, dated September 6, 2017, between Employee and the Company. Moreover, nothing in this Agreement shall prevent or preclude Employee from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.
7.    No Other Claims. Except to the extent previously disclosed by Employee in writing to the Employer, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Employer and/or the other Employer Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act “FLSA” and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Employer and/or the other Employer Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness while employed by the Employer, and Employee is not currently aware of any facts or circumstances that would give rise to any worker’s compensation claim against the Employer and/or the other Employer Releasees; provided, however, that nothing in this Paragraph 6 shall be interpreted as requiring Employee to disclose any complaints he has made, or information he has disclosed, to government regulatory agencies concerning actual or suspected violations of law.
8.    Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party
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of any portion of the Severance Package. Any exceptions to the representation and warranty contained in this Paragraph 7 must be described in writing and attached to the executed or re-executed copy of this Agreement that Employee submits to the Employer. Such disclosure shall not disqualify Employee from receiving the Severance Package under this Agreement; provided, however, that the amount of the Severance Package described in Paragraph 2 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.
9.    Company Release. If (x) Employee has complied with Company polices through the Termination Date and (y) Employee timely delivers a re-executed version of this Agreement to the Company, and the Re-execution Revocation Period (defined in Paragraph 14(b) below) expires without revocation of this Agreement by Employee, the Company agrees to fully and forever release, remise and discharge Employee from any and all claims which the Company had, may have had, or now has against Employee for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to Employee’s employment or the termination of Employee’s employment with the Company; provided, that any potential claims with respect to the services provided during the Consulting Period shall be excluded from the foregoing.
10.    Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.
11.    Confidentiality. Employee represents and warrants that Employee has not communicated any aspect of the terms or substance of any negotiations leading up to this Agreement (the “Separation Negotiations”) to anyone other than Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor. Employee agrees that Employee will keep the terms and substance of the Separation Negotiations and this Agreement confidential, and that Employee will not disclose such information to anyone outside of Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor, except as may be required by law. If Employee advises anyone in Employee’s immediate family and/or Employee’s financial advisor about the Separation Negotiations or this Agreement, Employee agrees to advise that person of the confidentiality of the Separation Negotiations and this Agreement and to instruct that person not to disclose the terms, conditions, or substance of them to anyone. If Employee is asked about the Separation Negotiations or this Agreement, then, subject to applicable law, Employee agrees to limit any response to the following statement only: “The matter has been settled and that is all that I can say about it.” Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company.
12.    DTSA and Permitted Disclosures.
(a)    Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Employer that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Employee files a lawsuit for retaliation
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y the Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(b)    Further, nothing in this Agreement or any other agreement by and between the Company and Employee shall prohibit or restrict Employee from (i) voluntarily communicating with an attorney retained by Employee, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human Rights or a local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Employee first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee is entitled.
13.    Return of Employer Property. Employee represents and warrants that Employee will, no later than the Termination Date or at such earlier date requested by the Employer, return all property belonging to the Employer, including, but not limited to, all keys, access cards, office equipment, cellular telephones, notebooks, documents, records, files, written materials, electronically stored information, credit cards bearing the Employer’s name, and other Employer property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of Employee’s computer, this Agreement and compensation documents concerning Employee. To the extent that any of the electronically stored information belonging to the Employer could not be returned by Employee in its entirety as of the Termination Date, Employee agrees that Employee has permanently deleted such information.
14.    Consultation With Legal Counsel. The Employer hereby advises Employee to consult with an attorney prior to executing or re-executing this Agreement.
15.    Review and Revocation Periods.
(a)    Execution.
(i)    Employee acknowledges that Employee has been given at least twenty-one (21) calendar days from the date that Employee was first given this Agreement to consider the terms of this Agreement, including the release set forth in Paragraph 4, although Employee acknowledges that Employee may execute it sooner. Employee agrees that changes to the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day consideration period.
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(ii)    Employee understands that, in order to be entitled to the payments and benefits described in Paragraph 2(c) above, Employee must execute this Agreement within twenty-one (21) days of his receipt of this Agreement. Employee understands that Employee shall have seven (7) calendar days from the date that Employee executes this Agreement (the “Revocation Period”) to revoke Employee’s acceptance of the Agreement by delivering an electronic notice of revocation within the seven (7)-calendar-day period to the following e-mail address: wbarr@innovatecorp.com. If Employee does not revoke acceptance, Employee’s execution of this Agreement will become effective and irrevocable by Employee on the eighth (8th) calendar day after Employee has executed it.
(b)    Re-execution.
(i)    Employee understands that, in order to be entitled to the payments and benefits described in Paragraph 2(b) above, Employee must re-execute this Agreement within twenty-one (21) days after the Termination Date. Employee acknowledges that Employee has been given at least twenty-one (21) calendar days from the Termination Date to consider the terms of this Agreement, including the release set forth in Paragraph 4, although Employee acknowledges that Employee may re-execute it sooner (but in no event prior to the Termination Date). Employee agrees that changes to the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day consideration period.
(ii)    Employee understands that Employee shall have seven (7) calendar days from the date that Employee re-executes this Agreement (the “Re-execution Revocation Period”) to revoke Employee’s acceptance of the Agreement by delivering an electronic notice of revocation within the seven (7)-calendar-day period to the following e-mail address: msena@innovatecorp.com. If Employee does not revoke acceptance, Employee’s re-execution of this Agreement will become effective and irrevocable by Employee on the eighth (8th) calendar day after Employee has re-executed it.
16.    Cooperation.  Employee agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Employee’s employment by the Company or during the Consulting Period, in each case, as to which Employee may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided, that the Company shall reimburse Employee for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Employee at a time following the later of the first anniversary of the Termination Date or the expiration of the Consulting Period, Employee shall not be required to devote more than forty (40) hours of his time per year with respect to this Section 15, except that such forty (40) hour cap shall not include or apply to any time spent testifying at a deposition or
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at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.
17.    Choice of Law. This Agreement is made and entered into in the State of New York and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of the State of New York. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in any state or federal court located in the state of New York. The Parties irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
18.    Severability; Waiver. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. No term, covenant or representation in this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, representation or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, representation or breach.
19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A signed counterpart delivered as a PDF by email or by facsimile shall be as valid and binding as an original.
20.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Employer, and the Employer Releasees, and their respective representatives, predecessors, heirs, and successors, and the assigns of the Employer. This Agreement may not be assigned by Employee, and any assignment by Employee shall be null and void ab initio.
21.    Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Employer and Employee provided, however, that this Agreement shall not supersede or otherwise affect the validity of Sections 5(b), 5(f), and 6 through 14 of the Employment Agreement. In signing this Agreement, the Parties are not relying on any fact, statement, understanding or assumption not set forth in this Agreement.
22.    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained in this Agreement to the contrary, Employee shall not be considered to have terminated employment with the Employer for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for
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purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Employee and the Employer during the six (6) month period immediately following Employee's separation from service shall instead be paid on the first business day after the date that is six (6) months following Employee's separation from service (or, if earlier, Employee's date of death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, (i) amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year and (ii) in no event shall the timing of Employee’s execution of a release result, directly or indirectly, in Employee designating the calendar year of any payment hereunder, and, to the extent required by Section 409A, if a payment hereunder that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year. The Employer makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Employee on account of non-compliance with Section 409A.
23.    Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a)  has been informed that Employee has at least twenty-one (21) calendar days from the date that Employee receives this Agreement or from the Termination Date, as applicable, to consider whether to execute or re-execute this Agreement, as applicable, but may, in Employee’s sole discretion, execute or re-execute it, as applicable, before the end of the twenty-one (21) calendar day period (but in no event prior to the Termination Date); (b) has been informed that Employee must execute or re-execute this Agreement, as applicable, to be entitled to the payments and benefits set forth in Paragraph 2 above; (c) has carefully read and understands the terms of this Agreement, including the release set forth in Paragraph 4; (d) has been given an opportunity to review this Agreement with an attorney of Employee’s choosing; (e) is receiving payments and benefits to which Employee would not otherwise be entitled unless Employee executed or re-executed this Agreement, as applicable; (f) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (g) understands its terms and significance and intends to abide by its provisions without exception; (h) has not made any false statements or representations in connection with this Agreement; and (i) has not transferred or assigned to any private third party any claim or right released hereunder, and Employee agrees to indemnify the Employer and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.
[Signature Page to Follow]
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IN WITNESS WHEREOF, the Parties have executed or re-executed and delivered this Agreement as of the respective dates set forth below.

INNOVATE Corp.

/s/ Michael J. Sena
Michael J. Sena
Chief Financial Officer

Date: September 21, 2023

EMPLOYEE

/Suzi Herbst
Suzi Herbst

Date: September 21, 2023

RE-EXECUTION

Suzi Herbst

Date: ______________________

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